Exhibit 10.3

RenovoRx, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Initially Adopted and Approved by the Board of Directors on September 30, 2021; most recently amended and restated September 29, 2022 (the “Restatement Date”)

RenovoRx, Inc. (the “Company”) believes that providing cash and equity compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy as amended and restated (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2021 Omnibus Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

This amended and restated Policy is effective as of the Restatement Date, unless otherwise specified in specific sections of this Policy.

1.	Cash Compensation

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $36,000. There are no per-meeting attendance fees for attending Board meetings. This cash compensation will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the immediately preceding fiscal quarter, and such payment shall be made no later than forty-five (45) days following the end of such immediately preceding fiscal quarter.

Committee Annual Cash Retainer

Effective as of April 12, 2022, each Outside Director who serves as the chair or a member of a committee of the Board listed below will be eligible to earn additional annual cash fees (paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the immediately preceding fiscal quarter, and such payment shall be made no later than forty-five (45) days following the end of such immediately preceding fiscal quarter) as follows:

Chair of Audit Committee:	$15,000

Chair of Compensation Committee:	$10,000

Chair of Corporate Governance and Nominating Committee:	$10,000

Non-Chair Members of Various Committees:	$5,000

Lead Independent Director	$5,000

For clarity, each Outside Director who serves as the chair of a committee shall receive only the additional annual cash fee as the chair of the committee, and not the additional annual cash fee as a member of the committee. For purposes of further clarification, an Outside Director who has served as an Outside Director, or as a member of an applicable committee (or chair thereof), as applicable, during only a portion of the relevant Company fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such fiscal quarter such Outside Director has served in the relevant capacities.

2.	Equity Compensation

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a) No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

(b) Initial Award. Subject to the following sentence and the terms of this Policy, each individual who first becomes an Outside Director following the Restatement Date will be granted Options having a Value of $120,000 in the aggregate (an “Initial Award”), on the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. Notwithstanding the foregoing, no Initial Award granted on or after the Restatement Date but on or prior to September 30, 2023 will cover more than 43,026 Shares (with such maximum number of Shares to be automatically proportionately adjusted in the event of a Change in Capitalization, with any fractional Share resulting from such adjustment eliminated). Subject to Section 11 of the Plan and Section 3 of this Policy, each Initial Award will vest and become exercisable over three years, with 1/36th of the Initial Award vesting each month on the same day of the month as the commencement of the applicable Outside Director’s service as an Outside Director, subject to the Outside Director continuing to be a Participant (as defined in the Plan) through such date.

(c) Annual Award. Subject to the following sentence and the terms of this Policy, on October 1 of each year, commencing October 1, 2022, each Outside Director will be automatically granted Options having a Value of $70,000 in the aggregate (an “Annual Award”). Notwithstanding the foregoing, no Annual Award granted on or after the Restatement Date but on or prior to September 30, 2023 will cover more than 25,099 Shares (with such maximum number of Shares to be automatically proportionately adjusted in the event of a Change in Capitalization, with any fractional Share resulting from such adjustment eliminated). Subject to Section 11 of the Plan and Section 3 of this Policy, 1/12th of each Annual Award will vest monthly after October 1 on the first day of each subsequent month, subject to the applicable Outside Director continuing to be a Participant through such date.

(c) Terms. The terms and conditions of each Initial Award or Annual Award will be as follows:

(i) Exercise Price. The per Share exercise price for an Option granted under this Policy will be 100% of the Fair Market Value on the grant date.

(ii) Term. The maximum term to expiration of an Option granted under this Policy will be 10 years, subject to earlier termination as provided in the Plan.

(d) Value. For purposes of this Policy, “Value” means the grant date fair value as determined for the Company’s financial reporting purposes.

3.	Change in Control

In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity Awards, including any Initial Award or Annual Award, provided that the Outside Director continues to be an Outside Director through such date.

4.	Annual Compensation Limit

In any fiscal year, other than the fiscal year in which he or she joins the Board, no Outside Director may be paid, issued or granted compensation (including in the form of cash or equity compensation, with cash compensation measured for this purpose at its value upon payment and any equity compensation measured for this purpose at its Value) with an aggregate value greater than $250,000 (increased to $300,000 for an Outside Director’s first fiscal year of service). Any cash compensation paid or equity compensation award (including any Awards) granted to an individual for his or her services as an employee, or for his or her services as a consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 4.

5.	Travel Expenses

Each Outside Director’s reasonable, customary and documented travel expenses to Board or Board committee meetings will be reimbursed by the Company.

6.	Additional Provisions

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

7.	Adjustments

In the event that that any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

8.	Section 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the third month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the third month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

9.	Revisions

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.

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